Exhibit 11 - Computation of earnings per share


Earnings per common share were computed as follows:


                                                         Thirteen Weeks Ended       Thirty-Nine Weeks Ended
                                                   ----------------------------  -----------------------------
In thousands, except share and per share amounts    October 28,     November 2,    October 28,     November 2,
                                                       1995              1996         1995            1996
                                                    -----------   -------------- --------------   ------------
Net income (loss)...........................        $   (2,760)    $    (2,637)   $    (4,970)     $   (8,604)
Less:   Dividends on Preferred Stock and
        accretion on conversion of Preferred
        Stock...............................              -                -           10,717          -
                                                    ----------     -----------    -----------      ----------
Net income (loss) applicable to common
    shares..................................        $   (2,760)    $    (2,637)   $   (15,687)     $   (8,604)
                                                    ==========     ===========    ===========      ==========
Weighted average shares:
    Weighted average shares -  Common (1)            7,377,693       7,419,950      6,126,387       7,416,353
    Common stock equivalent pursuant  to
        APB 15 (2)..........................            79,192          61,425         70,670          64,829
                                                    ----------     -----------    -----------      ----------
Total weighted average shares...............         7,456,885       7,481,375      6,197,057       7,481,182
                                                    ==========     ===========    ===========      ==========
Net income (loss) per share applicable to
    common shares...........................        $    (0.37)    $     (0.35)   $     (2.53)     $    (1.15)
                                                    ==========     ===========    ===========      ==========



(1) The weighted average shares outstanding are based on the number of shares of Common Stock issued and outstanding. The weighted average shares outstanding for 1995 are based on the number of shares of Common stock issued and outstanding after reflecting the stock split discussed in Note 5 - Initial Public Offering and Related Transactions, as if such split occurred on January 29, 1995.

(2) In accordance with APB 15, the common stock equivalents were calculated by applying the treasury stock method, and limiting the number of shares of Common Stock obtainable upon exercise of outstanding options and warrants in the aggregate to 20% of the number of shares outstanding at the end of the period for which the computation is being made.